SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2 to

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

CB Richard Ellis Group, Inc.

(Name of Subject Company (Issuer) and Filing Persons (Offeror))

Options to Purchase Common Stock

(Title of Class of Securities)

12497T101

(CUSIP Number of Class of Securities (Underlying Common Stock))

Laurence H. Midler

Executive Vice President, General Counsel and Secretary

CB Richard Ellis Group, Inc.

11150 Santa Monica Boulevard, Suite 1600

Los Angeles, California 90025

(310) 405-8900

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$11,121,364	$620.57

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the transaction valuation assumes that all options to purchase the Company’s common stock that are eligible for exchange will be tendered for new restricted stock or new options and cancelled pursuant to this offer. The options eligible for exchange have a value of $11,121,364 calculated using the Black-Scholes option pricing method.

**	Calculated pursuant to Rule 0-11 of the Securities Exchange Act of 1934.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $620.57 Filing Party: CB Richard Ellis Group, Inc.	Form or Registration No.: 005-61805 Date Filed: June 5, 2009

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 2 (this “Amendment No. 2”) amends and supplements the Tender Offer Statement on Schedule TO (“Schedule TO”) filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2009, as amended and supplemented by Amendment No. 1 to the Schedule TO filed with the SEC on June 12, 2009, by CB Richard Ellis Group, Inc. (the “Company”) in connection with the Company’s offer to exchange certain outstanding options to purchase shares of the Company’s Class A common stock for new restricted stock (or in France and Canada, new options).

Pursuant to Rule 12b-15 under the Securities Exchange Act of 1934, as amended, this Amendment No. 2 amends and restates only the items and exhibits to the Schedule TO that are being amended and restated, and unaffected items and exhibits are not included herein.

Item 12.	Exhibits.

Item 12 is hereby amended and restated to add the presentation materials for information sessions, attached hereto as Exhibit (a)(1)(x).

(a)(1)(i)*	Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Restricted Stock, dated June 5, 2009.

(a)(1)(ii)*	Form of Communication to Eligible Employees announcing the opening of the option exchange, to be delivered via e-mail on June 5, 2009.

(a)(1)(iii)*	Form of Election/Withdrawal Materials.

(a)(1)(iv)*	Form of confirmation to Eligible Employees of receipt of election to participate.

(a)(1)(v)*	Form of confirmation to Eligible Employees of receipt of election to withdraw.

(a)(1)(vi)*	Form of reminder e-mails to Eligible Employees.

(a)(1)(vii)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 2, 2009 (incorporated herein by reference).

(a)(1)(viii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 11, 2009 (incorporated herein by reference).

(a)(1)(ix)*	Form of email to Eligible Employees regarding information sessions.

(a)(1)(x)†	Presentation materials for information sessions.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Definitive Proxy Statement on Schedule 14A for the Company’s 2009 Annual Meeting of Stockholders filed on April 23, 2009 is hereby incorporated by reference.

(b)	Not applicable.

(d)(1)	Second Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 2008).

(d)(2)	Amendment No. 1 to the Second Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 11, 2009).

(d)(3)*	Form of Stock Option Agreement.

(d)(4)*	Form of Restricted Stock Agreement.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed
†	Filed herewith

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

Date: June 16, 2009	CB RICHARD ELLIS GROUP, INC.

	By:	/s/ ROBERT E. SULENTIC
Robert E. Sulentic
Chief Financial Officer and President - Development Services

INDEX TO EXHIBITS

(a)(1)(i)*	Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Restricted Stock, dated June 5, 2009.

(a)(1)(ii)*	Form of Communication to Eligible Employees announcing the opening of the option exchange, to be delivered via e-mail on June 5, 2009.

(a)(1)(iii)*	Form of Election/Withdrawal Materials.

(a)(1)(iv)*	Form of confirmation to Eligible Employees of receipt of election to participate.

(a)(1)(v)*	Form of confirmation to Eligible Employees of receipt of election to withdraw.

(a)(1)(vi)*	Form of reminder e-mails to Eligible Employees.

(a)(1)(vii)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 2, 2009 (incorporated herein by reference).

(a)(1)(viii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the Securities and Exchange Commission on May 11, 2009 (incorporated herein by reference).

(a)(1)(ix)*	Form of email to Eligible Employees regarding information sessions.

(a)(1)(x)†	Presentation materials for information sessions.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)(i)	Definitive Proxy Statement on Schedule 14A for the Company’s 2009 Annual Meeting of Stockholders filed on April 23, 2009 is hereby incorporated by reference.

(b)	Not applicable.

(d)(1)	Second Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 2008).

(d)(2)	Amendment No. 1 to the Second Amended and Restated 2004 Stock Incentive Plan (incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 11, 2009).

(d)(3)*	Form of Stock Option Agreement.

(d)(4)*	Form of Restricted Stock Agreement.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed
†	Filed herewith